                                                                       EXHIBIT 2

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      CONTINENTAL SOUTHERN RESOURCES, INC.

                             CSOR ACQUISITION CORP.

                                       AND

                                   NSNV, INC.

                             DATED FEBRUARY 26, 2004

                                TABLE OF CONTENTS

ARTICLE I THE MERGER.........................................................................    1
         1.1           The Merger............................................................    1
         1.2           Merger Consideration; Exchange of Securities..........................    3
         1.3           Subsequent Actions....................................................    5

ARTICLE II CLOSING DELIVERIES................................................................    5
         2.1           Deliveries of the Company.............................................    5
         2.2           Deliveries of Parent and Merger Sub...................................    6
         2.3           Other Required Deliveries.............................................    7

ARTICLE III REPRESENTATIONS AND WARRANTIES...................................................    7
         3.1           Representations and Warranties of the Company.........................    7
         3.2           Representations and Warranties of Parent and Merger Sub..............    13

ARTICLE IV AGREEMENTS OF THE PARTIES........................................................    20
         4.1           Financial Statements.................................................    20
         4.2           Lock-Up Agreements...................................................    20
         4.3           Prohibition on Trading in Parent Stock...............................    21
         4.4           Parent Board of Directors and Officers...............................    21
         4.5           Acknowledgment of Approvals; Written Consent of Parent...............    21
         4.6           Advisory Fee.........................................................    21
         4.7           Plan of Reorganization...............................................    22

ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER..........................................    22
         5.1           Conditions to the Obligations of Each Party..........................    22
         5.2           Conditions to Obligations of the Company.............................    24
         5.3           Conditions to Obligations of Parent and Merger Sub...................    25

ARTICLE VI SURVIVAL.........................................................................    26
         6.1           Nature of Statements.................................................    26
         6.2           Survival of Representations and Warranties...........................    26

ARTICLE VII MISCELLANEOUS...................................................................    26
         7.1           Notices..............................................................    26
         7.2           Agreement; Assignment................................................    27
         7.3           Binding Effect; Benefit..............................................    27
         7.4           Headings.............................................................    27
         7.5           Counterparts.........................................................    27
         7.6           Governing Law........................................................    27
         7.7           Arbitration..........................................................    28
         7.8           Severability.........................................................    28
         7.9           Expenses.............................................................    28
         7.10          Amendment and Modification...........................................    28
         7.11          Certain Definitions..................................................    28


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                                    EXHIBITS

Exhibit 2.1(ii) - Stockholder Certificate

Exhibit 2.1(ix) - Form of Legal Opinion of Counsel to the Company

Exhibit 2.2(xi) - Form of Legal Opinion to Counsel to the Parent and Merger Sub

Exhibit 3.1(q)(i) - PGS Main Agreement Exhibit 3.1(q)(ii) - PGS License
                    Agreement

Exhibit 3.1(q)(iii) - PGS Consulting Services Agreement

Exhibit 3.1(q)(iv) - PGS Software License Agreement

Exhibit 4.2(a) - Lock-Up Agreement / Company Shareholders and New Management

Exhibit 4.2(b) - Lock-Up Agreements/Certain Parent Shareholders and Former
                 Management

Exhibit 5.1(g)(i) - Amended Certificate of Designation of Series A Preferred
                    Stock

Exhibit 5.1(g)(ii) - Amended Certificate of Designation of Series B Preferred
                     Stock

Exhibit 5.1(g)(iii) - Amended Certificate of Designation of Series C Preferred
                      Stock

Exhibit 5.1(h) - Registration Rights Agreement

Exhibit 5.1(f) - Executive Employment Agreements

Exhibit 5.1(k) - Parent Incentive Plan

                                    SCHEDULES


COMPANY SCHEDULES
-----------------
Schedule 3.1(a) - Corporate Existence and Power
Schedule 3.1(c) - No Contravention
Schedule 3.1(d) - Capitalization and Share Ownership
Schedule 3.1(e) - Financial Statements
Schedule 3.1(f) - Assets; Absence of Liens and Encumbrances
Schedule 3.1(g) - No Contingent Liabilities
Schedule 3.1(i) - Taxes
Schedule 3.1(j) - Insurance Coverage
Schedule 3.1(l) - Contracts, Leases, Agreements and Other Commitments
Schedule 3.1(m) - Labor Relations
Schedule 3.1(n) - Conflicting Interests
Schedule 3.1(p) - Absence of Certain Changes or Events
Schedule 3.1(r) - ERISA
Schedule 3.1(t) - Intellectual Property
Schedule 3.1(t)(iii) - Owned Intellectual Property
Schedule 3.1(t)vii) - Intellectual Property Licensed to Third Parties

PARENT/MERGER SUB SCHEDULES
---------------------------
Schedule 3.2(a) - Corporate Existence and Power
Schedule 3.2(b) - Subsidiaries Other Than Merger Sub
Schedule 3.2(d) - No Contravention
Schedule 3.2(e) - Capitalization
Schedule 3.2(g) - No Contingent Liabilities
Schedule 3.2(h) - Litigation
Schedule 3.2(k) - Assets; Absence of Liens and Encumbrances
Schedule 3.2(l) - Taxes
Schedule 3.2(n) - Conflicting Interests
Schedule 3.2(o) - Absence of Certain Changes or Events
Schedule 4.2(b) - Parent Shareholders Subject to Lock-Up Agreement
Schedule 5.1(d) - Parent Non-Core Assets

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of February 26, 2004, by and among CONTINENTAL SOUTHERN RESOURCES, INC. a Nevada corporation ("Parent"), CSOR ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), NSNV, INC., a Texas corporation (the "Company").

                                    RECITALS

         WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company has approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate, a merger of the Company with and into Merger Sub (the "Merger"), with Merger Sub as the surviving corporation in the Merger in accordance with the General Corporation Law of the State of Delaware ("DGCL") and the Texas Business Corporation Act, as amended (the "TBCA") and upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, for United States federal income tax purposes, it is the intention of the parties to this Agreement that the Merger shall qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Internal Revenue Code.

         NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

1.1      THE MERGER.

         (a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the TBCA, the Merger shall be effected and the Company shall be merged with and into Merger Sub at the Effective Time with the separate corporate existence of the Company ceasing and Merger Sub continuing as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent.

         (b) Closing. The closing of the Merger (the "Closing") shall take place on the date hereof (the "Closing Date"), at the offices of Porter & Hedges, L.L.P., 700 Louisiana, Suite

3400, Houston, Texas 77002, unless another time, date and place is mutually agreed upon in writing by the parties hereto.

         (c) Effective Time. On the Closing Date, the parties shall file a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware and articles of merger ("Articles of Merger") with the Secretary of State of the State of Texas, and make all other filings or recordings required by the DGCL and the TBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger and Articles of Merger are duly filed with the Secretary of State of the State Delaware and Texas, respectively, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger and Articles of Merger (the time the Merger becomes effective being the "Effective Time").

         (d) Certificate of Incorporation and Bylaws.

                  (i) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law, except that Article I of the Certificate of Incorporation of Merger Sub shall be amended to read as follows:
"The name of the corporation is Endeavour Operating Corporation."

                  (ii) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

         (e) Directors and Officers of the Surviving Corporation.

                  (i) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, and thereafter until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  (ii) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, and thereafter until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (f) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the TBCA. Without limiting the foregoing, and subject thereto, at the Effective Time, all of the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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

         1.2 MERGER CONSIDERATION; EXCHANGE OF SECURITIES.

         (a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

                  (i) each of the issued and outstanding shares ("Company Shares") of common stock, $0.01 par value per share ("Company Common Stock"), of the Company immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.2(a)(ii)) shall, by virtue of the Merger and without any action on the part of the holders of the Company Shares, be converted into the right to receive such number of validly issued, fully paid and nonassessable shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock") equal to the Company Shares Common Exchange Ratio (as defined below);

                  (ii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (iii) each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation.

                  As used in this Agreement "Company Shares Exchange Ratio" shall mean the quotient obtained by dividing (A) 12,500,000 shares of Parent Common Stock by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

         (b) Adjustment to Conversion Ratios. If, during the period between the date hereof and the Effective Time, any change in the Capital Stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Company Shares Common Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

         (c) Exchange of Certificates. At Closing, each Company shareholder shall deliver to Parent any certificate evidencing a Company Share, and receive in exchange therefor the Parent Common Stock to be received in connection with the Merger as provided in Section 1.2. If such certificates are not delivered at Closing, and after the Effective Time, certificates for the Company Shares that were outstanding immediately prior to the Effective Time shall be delivered to Parent, and such shares shall be exchanged for the Parent Common Stock to be received in connection with the Merger as provided in Section 1.2.

         Until surrendered as contemplated by this Section 1.2(c), each certificate evidencing Company Shares shall be deemed after the Effective Time to represent only the right to receive upon surrender the Parent Common Stock with respect to the Company Shares formerly represented thereby to which such holder is entitled pursuant to Section 1.2(a)(i).

         (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the Company Shares represented thereby until such holder shall surrender such certificate in accordance with Section 1.2(c).

         (e) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the holders of certificates evidencing ownership of the Company Shares outstanding immediately prior to the Effective time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable law.

         (f) No Fractional Shares. No certificates or scrip representing fractional Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Company Common Stock, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to exercise any rights of a stockholder of Parent. Each Company shareholder who would otherwise have been entitled to receive a fraction of a share of a Parent Common Stock (after taking into account all certificates and agreements delivered by such holder) shall receive that number of shares of Parent Common Stock that such holder would have received if such fractional share of Parent Common Stock was rounded to the nearest whole number (with .5 of a share or higher being rounded up).

         (g) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate(s) to be lost, stolen or destroyed and, an agreement by such Person to indemnify and hold harmless Parent and the Surviving Corporation against any claim that may be made against it with respect to such certificate, the Parent will issue in exchange for such lost, stolen or destroyed certificate or the Parent Common Stock to which such Person is entitled pursuant to this Agreement.

         (h) Transfer Books. The stock transfer books of the Company shall be closed immediately at the Effective Time and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. If, after the Effective Time, certificates or agreements are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

         1.3 SUBSEQUENT ACTIONS.

         If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                               CLOSING DELIVERIES

         2.1 DELIVERIES OF THE COMPANY.

         At the Closing, the Company shall deliver, or cause to be delivered, to Parent, the following documents:

                  (i) Certificates representing all of the issued and outstanding Company Shares;

                  (ii) A Stockholder Certificate executed by each of the Company Shareholders substantially in the form attached hereto as Exhibit 2.1(ii);

                  (iii) Any outstanding shareholder agreements relating to the Company Capital Stock;

                  (iv) The Company shall execute and deliver the Articles of Merger with such amendments thereto as the parties hereto shall deem mutually acceptable;

                  (v) A certificate of good standing from the Secretary of State of the State of Texas, dated at or about the Closing, to the effect that Company is in good standing under the laws of the State of Texas;

                  (vi) An incumbency certificate signed by certain of the officers of the Company dated at or about the Closing;

                  (vii) Articles of Incorporation certified by the Secretary of State of the State of Texas and Bylaws certified by the Secretary of the Company shall be delivered by the Company;

                  (viii) Board and shareholder resolutions dated at or about the Closing authorizing the transactions contemplated by this Agreement certified by the Secretary of the Company; and

                  (ix) the opinion of Porter & Hedges, L.L.P., counsel to the Company, dated the Closing Date, covering the matters set forth on Exhibit 2.1(ix), in a form reasonably satisfactory to Parent.

         2.2 DELIVERIES OF PARENT AND MERGER SUB.

         At Closing, Parent shall deliver, or cause to be delivered, to the Company and the Company Shareholders, as applicable, the following documents:

                  (i) Parent shall deliver or shall cause to be delivered to the Company Shareholders certificates evidencing the Parent Common Stock in accordance with Section 1.2(a)(i) and Section 1.2(c);

                  (ii) A certificate of good standing from the Secretary of State of the State of Nevada dated at or about the Closing that Parent is in good standing under the laws of said state;

                  (iii) A certificate of good standing from the Secretary of State of the State of Delaware dated at or about the Closing that Merger Sub is in good standing under the laws of said state;

                  (iv) An incumbency certificate signed by all of the officers of Parent dated at or about the Closing;

                  (v) An incumbency certificate signed by all of the officers of Merger Sub dated at or about the Closing;

                  (vi) Articles of Incorporation of Parent certified by the Secretary of State of the State of Nevada at or about the Closing and a copy of the Bylaws of Parent certified by the Secretary of Parent dated at or about the Closing;

                  (vii) Certificate of Incorporation of Merger Sub certified by the Secretary of State of the State of Delaware at or about the Closing and a copy of the Bylaws of Merger Sub certified by the Secretary of Merger Sub dated at or about the Closing;

                  (viii) Board resolutions of Parent dated at or about the Closing authorizing the transactions contemplated by this Agreement certified by the Secretary of Parent;

                  (ix) Board and shareholder resolutions of Merger Sub dated at or about the Closing authorizing the transactions contemplated by this Agreement certified by the Secretary of Sub;

                  (x) Resignations effective as of the Effective Time of each of the officers and directors of Parent, Merger Sub and other Parent Subsidiaries (except Knox Miss Partners, L.P.), other than John B. Connally, III and Joseph
M. Fioravanti as directors of Parent; and

                  (xi) the opinion of Spector Gadon & Rosen, P.C., counsel to Parent and Merger Sub, dated the Closing Date, covering the matters set forth on
Exhibit 2.2(xi), in a form reasonable satisfactory to the Company.

         2.3 OTHER REQUIRED DELIVERIES.

         Each of the parties to this Agreement shall have otherwise executed and/or delivered to the other party whatever documents and agreements, provided whatever consents or approvals and shall have taken all such actions as are required under this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         As a material inducement to Parent and Merger Sub to execute this Agreement and consummate the Merger and other transactions contemplated hereby, Company represents and warrants to Parent and Merger Sub as follows:

         (a) Corporate Existence and Power. Company is a corporation duly incorporated, validly existing and in good standing under the laws of Texas, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Except as set forth on Schedule 3.1(a), Company is duly qualified to do business as a foreign corporation in its places of business and is in good standing in its places of business and in each jurisdiction where the character of the property owned or leased by it or the nature of its activities requires such qualification. True, correct and complete copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, are attached hereto as Schedule 3.1(a) and are made a part hereof. The Company owns no securities in any other entity.

         (b) Due Authorization and requisite approvals.

                  (i) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Except for the filing of the Articles of Merger, all corporate action on the part of the Company required under applicable law, its Articles of Incorporation and Bylaws in order to consummate the Merger has occurred.

                  (ii) the Board of Directors of the Company and the Company Shareholders have approved this Agreement, its execution and the consummation of the Merger and, if required, all other transactions contemplated hereby.

         (c) No Contravention. Except as set forth on Schedule 3.1(c), the execution and delivery of the Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws of the Company; or (ii) conflict with or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of a right or obligation or loss under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any of its properties or assets, or result in the creation or imposition of any Encumbrance on the Company, except Permitted Encumbrances, or prevent Company from consummating the transactions contemplated by this Agreement. Except as set forth on Schedule 3.1(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

         (d) Capitalization and Share Ownership. The authorized Capital Stock of the Company consists solely of 100,000 Company Shares. The Company Shares have the rights and preferences set forth in the Articles of Incorporation and Bylaws of the Company. As of the date hereof, there are 100,000 Company Shares outstanding, all of which are owned by the Company Shareholders as set forth on
Schedule 3.1(d). The Company Shares are duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except for the Company Shares or as set forth on Schedule 3.1(d), there are outstanding (A) no shares of Capital Stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of Capital Stock or voting securities of the Company and (C) no options, warrants or other rights to acquire from Company, the Company Shareholders, or any other Person, and no obligation of the Company to issue, any Capital Stock, voting securities or securities convertible into or exchangeable for Capital Stock or voting securities of the Company, and there are no agreements or commitments to do any of the foregoing. There are no voting trusts or voting agreements applicable to any shares of Capital Stock of the Company. The Company Shares are owned of record and beneficially by the Company Shareholders identified on Schedule 3.1(d) free and clear of any Encumbrances or Rights. There are no agreements (other than this Agreement) to sell, pledge, assign or otherwise transfer such securities.

         (e) Financial Statements. Attached hereto as Schedule 3.1(e) are true and correct copies of the unaudited balance sheet and statement of operations of the Company on and for the period of its inception until January 31, 2004 (collectively, the "Company Financial Statements"). The Company Financial Statements will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods reported upon and will fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations for the periods then ended.

         (f) Assets; Absence of Liens and Encumbrances. Except as set forth in
Schedule 3.1(f), the Company owns, leases or has the legal right to use all of the properties and assets, including, without limitation, real property and personal property used in the conduct of the business of the Company or otherwise owned, leased or used by the Company (all such properties and assets being the "Company Assets"). The Company has good and indefeasible title to, or, in the case of leased or subleased Company Assets, valid and subsisting leasehold interests in, all the Company Assets, free and clear of all Encumbrances (except Permitted Encumbrances). The equipment of the Company used in the operations of its business is, taken as a whole, in good repair and operating condition (subject to normal maintenance requirements and ordinary wear and tear excepted).

         (g) No Contingent Liabilities. The Company has no material liabilities or indebtedness, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, determined or determinable in amount or otherwise, except as and to the extent (i) recorded or reserved against in the Company Balance Sheet as of January 31, 2004, (ii) incurred in the ordinary course of business since such Balance Sheet date or
(iii) set forth in Schedule 3.1(g).

         (h) Litigation. There is no action, suit, investigation or proceeding (or, to the Knowledge of the Company, any basis therefor) pending against, or to the Knowledge of the Company, threatened against or affecting Company or any of its properties before any court or arbitrator or any governmental body, agency or official.

         (i) Taxes. Except as disclosed on Schedule 3.1(i), the Company has timely filed all tax returns required to be filed by it. The Company has paid in a timely all taxes required to be paid in respect of the periods covered by such returns, and the books and the financial statements of the Company reflect adequate reserves for all taxes payable by the Company which have been accrued but are not yet due. The Company is not delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Company. Company is not aware of any facts which would constitute the basis for the proposal or assertion of any such deficiency and there is no action, suit, proceeding, audit or claim now pending or, to the knowledge of the Company, threatened against Company, asserting any deficiency in the payment of taxes. All taxes which Company are required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever. Neither the Company nor any member of any affiliated or combined group of which the Company is or has been a member has granted any extension or waiver of the limitation period applicable to any tax returns. There are no Encumbrances (except Permitted Encumbrances) for taxes upon the assets of the Company. There are no tax sharing or tax allocation agreements to which the Company is now or ever has been a party. The Company will not be required under Section 481(c) of the

Code, to include any material adjustment in taxable income for any period subsequent to the Merger. The Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) and (ii) has no liability for the taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         (j) Insurance Coverage. Schedule 3.1(j) sets forth a list of all Company key-man life insurance policies and other insurance policies material to the current and proposed business of the Company. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in compliance in all material respects with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the Merger or the consummation of the other transactions contemplated by this Agreement. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

         (k) Compliance with Laws. The Company is, and has been, in compliance in all material respects with any applicable provisions of any laws, statues, ordinances or regulations. The Company has all material licenses, permits, certificates and authorizations needed or required for the conduct of business of the Company as presently conducted and for the use of its properties and premises occupied by it.

         (l) Contracts, Leases, Agreements and Other Commitments. Except for the PGS Agreements (as described in Section 3.1(q)) and equipment and furniture leases entered into the ordinary course of business, Schedule 3.1(l) lists each legally binding lease, agreement, contract, or commitment or other legally binding contractual right or obligation (whether written or oral) involving a maximum possible expenditure or obligation on the part of the Company to expend more than $10,000 separately or more than $25,000 in the aggregate (collectively, the "Company Material Contracts").

         The Company Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by the Company. True, correct and complete copies of each Company Material Contract described and listed on Schedule 3.1(l) have been made available to Parent. The term "Company Material Contract" excludes purchase orders entered into in the ordinary course for personal or inventory which may be returned to the vendor without penalty. All of the Company Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Neither the Company, and, to the best of its Knowledge, nor any other party, is in default or in arrears under the terms thereof, and, to the Knowledge of the Company, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder by the Company. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of the Company under any Company Material Contract.

         (m) Labor Relations. Except as described on Schedule 3.1(m), (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of the Company; (ii) there are no unfair labor practice charges and/or complaints pending against the Company before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of the Company. The Company is not a party to any collective bargaining agreements. There are no controversies pending or threatened between the Company and any of its employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect

         (n) Conflicting Interests. Except as set forth on Schedule 3.1(n), no director, officer or employee of the Company nor relative or Affiliate (other than PGS or its Affiliates in the case of clause (i) below) of any of the foregoing (i) sells or purchases goods or services from Company or has any pecuniary interest in any supplier or client of any of the foregoing or in any other business enterprise with which Company conducts business or with which any of the foregoing is in competition, or (ii) is indebted to the Company except for money borrowed and as set forth on the Company Financial Statements.

         (o) Environmental Protection. The Company has not been notified by any governmental authority, agency or third party, and the Company has no Knowledge of, any violation by such Person of any Environmental Statute (as defined below). All registrations by the Company with, licenses from or permits issued by governmental agencies pursuant to environmental, health and safety laws are in full force and effect. The term "Environmental Statutes" means all statutes, ordinances, regulations, orders and requirements of law concerning discharges to the air, soil, surface water or groundwater and concerning the storage, treatment or disposal of any waste or hazardous substance. There is no hazardous substance at any premises currently or previously occupied by the Company. The Company has not received any notice or any request for information, notice of claim, demand or other notification that it may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of hazardous substances. All hazardous wastes and substances have been stored, treated, disposed of and transported in conformance with all requirements applicable to such hazardous substances and wastes.

         (p) Absence of Certain Changes or Events. Except as and to the extent set forth on the Company Financial Statements, to the extent contemplated by or disclosed in this Agreement, or as set forth on Schedule 3.1(p), since January 31, 2004, the Company has conducted its business only in the ordinary course of business and, to the Knowledge of the Company, there has not been any event, occurrence, development or circumstance which has had or could reasonably be expected to have a Material Adverse Effect on the Company.

         (q) Interim Operations of Company. The Company was formed in December 2003, for the purpose of engaging in the transactions whereby the Company would
(i) obtain a non-exclusive license to access and use certain seismic data related to the North Sea region and related software ("Seismic Data") pursuant to the terms of: (A) the Agreement dated December 16, 2003 (the "PGS Main Agreement"), between the Company and PGS; (B) the Licence

Agreement dated December 16, 2003 (the "PGS Licence Agreement"), between the Company and PGS; (C) the Terms and Conditions for Provision of Consulting Services dated December 16, 2003 (the "PGS Consulting Services Agreement"), between the Company and PGS; and (D) the Software Licence Agreement dated December 16, 2003 (the ("PGS Software Licence Agreement"), between the Company and PGS, and all schedules, exhibits, appendices and annexes thereto (collectively, the "PGS Agreements") (copies of which are attached hereto as Exhibit 3.1(q)(i), (ii), (iii) and (iv) respectively), (ii) secure employment arrangements with each of William L. Transier and John N. Seitz to serve as executive officers of the Company, as well as solicit other Persons to fill other officer, employee and consultant positions with the Company on an "at-will" basis (collectively, the "Employment Activities") and (iii) the sublease (the "Sublease") of its executive offices located at 1001 Fannin Street, 17th Floor, Houston, Texas. Other than its formation activities, its negotiations with PGS to obtain the PGS Agreements, its Employment Activities, the Sublease, and its activities involved with respect to this Agreement and the transactions contemplated hereunder, including the Equity Offering (as defined in Section 5.1(j)), the Company has not engaged in other business activities and has conducted its operations only as contemplated by this Agreement.

         (r) ERISA. Except as listed on Schedule 3.1(r), the Company does not maintain, sponsor, or contribute to any program or arrangement that is an "employee pension benefit plan," an "employee welfare benefit plan," or a "multiemployer plan", as those terms are defined in Sections 3(2), 3(1), and 3(37) of the Employee Retirement Income Security Act of 1974.

         (s) Investment Banking Fees. There is no investment banker, broker, finder, advisor or other similar intermediary which has been retained by, or is authorized by the Company to act on its or their behalf, who might be entitled to any fee or commission from Company or any of its Affiliates upon consummation of the Merger.

         (t) Intellectual Property.

                  (i) Schedule 3.1(t) sets forth a true and complete list of all Company IP Agreements.

                  (ii) The operation of the Company as currently conducted and the use of the Licensed Intellectual Property in connection therewith do not conflict with, infringe upon, misappropriate or otherwise violate the intellectual property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no actions, suits, proceedings, investigations or claims are pending or, to the Knowledge of the Company, threatened against Company alleging any of the foregoing.

                  (iii) Company has a valid right to use Licensed Intellectual Property in the ordinary course of its business as presently conducted or as contemplated to be conducted. Except as set forth on Schedule 3.1(t)(iii), the Company does not own any material Intellectual Property.

                  (iv) To the Knowledge of the Company, no Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

                  (v) Except as set forth on Schedule 3.1(t)(iii), the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of such business. To the Knowledge of the Company, the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

                  (vi) No actions or claims have been asserted or are pending or, to the Knowledge of the Company and the Shareholder, threatened against Company (A) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Licensed Intellectual Property, or (B) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

                  (vii) To the Knowledge of the Company, no Person is engaging in any activity that infringes the Licensed Intellectual Property. Except as set forth in Schedule 3.1(t)(vii), Company has not granted any license or other right to any third party with respect to the Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Licensed Intellectual Property.

         (u) Statements And Other Documents Not Misleading. This Agreement, including all exhibits and schedules does not contain and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated in order to make such statement, information, document or other instruments, in light of the circumstances in which they are made, not misleading.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

         As a material inducement to the Company to execute this Agreement and to consummate the Merger and the other transactions contemplated hereby, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

         (a) Corporate Existence and Power. Each of Parent and Merger Sub is presently a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and Delaware, respectively. Each of Parent and Merger Sub has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any of the foregoing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities requires such qualification, except where the failure to have any of the foregoing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. True, complete and correct copies of the Articles or Certificate of Incorporation and Bylaws of Parent and Merger Sub, as amended to date, are attached hereto as Schedule 3.2(a) and are made a part hereof.

         (b) Subsidiaries Other Than Merger Sub.

                  (i) Except for Merger Sub, Schedule 3.2(b) sets forth (A) the name of each Parent Subsidiary; (B) the percentage of outstanding Capital Stock of each Parent Subsidiary and a list of the holders thereof; (C) the jurisdiction of organization of each Parent Subsidiary; (D) the name of the officers and directors or other position of similar capacity or function of each Parent Subsidiary; and (E) the jurisdictions in which each Parent Subsidiary is qualified or holds licenses to do business as a foreign corporation, foreign limited liability company or foreign partnership.

                  (ii) Each of these Parent Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of these Parent Subsidiaries is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Parent. Each of these Parent Subsidiaries has all requisite corporate, limited liability company or partnership power and authority and all governmental licenses, authorizations, consents and approvals to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have any of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Parent. Parent has delivered to the Company complete and accurate copies of the charter, bylaws or other organizational documents of each Parent Subsidiary. None of these Parent Subsidiaries is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of Capital Stock of each of these Parent Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each of these Parent Subsidiaries that are held of record or owned beneficially by either Parent or another Parent Subsidiary are held or owned free and clear of any Encumbrance (other than restrictions under federal or state securities laws). There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Parent or any Parent Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any Capital Stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Capital Stock of any Parent Subsidiary.

                  (iii) Except as set forth on Schedule 3.2(b), Parent does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association that is not a Parent Subsidiary. There are no contractual obligations of Parent to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person.

         (c) Due Authorization.

                  (i) This Agreement, and the other agreements described herein to which Parent or Merger Sub is a party has been duly authorized, executed and delivered by Parent or Merger Sub, as applicable, and constitutes a valid and binding agreement of Parent or Merger Sub, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. All corporate action on the part of Parent and Merger Sub required under applicable law in order to consummate the Merger and the other transactions contemplated hereby has occurred.

         (d) No Contravention. The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Articles or Certificate of Incorporation, Bylaws or other organizations documents of Parent, Merger Sub or any other Parent Subsidiary or (ii) conflict with or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation or to a loss or a benefit under, any provision of the Articles or Certificate of Incorporation, Bylaws or other organizational documents of Parent, Merger Sub, or any other Parent Subsidiary or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub, or any other Parent Subsidiary or their respective properties or assets or result in the creation or imposition of any Encumbrance on any asset of Parent, Merger Sub or any other Parent Subsidiary (except Permitted Encumbrances) or prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement. Except as set forth on Schedule 3.2(d), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Parent, Merger Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

         (e) Capitalization.

                  (i) The authorized Capital Stock of the Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent preferred stock, of these authorized shares of the Company preferred stock, 4,100,000 shares are designated as Parent Series A Preferred Stock, 500,000 shares are designated as Parent Series B Preferred Stock, and 1,500,000 shares are designated as Parent Series C Preferred Stock. As of the date hereof but prior to the closing of the Restructuring and the Equity Offering, (i) 38,104,668 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of the Company common stock are held in the treasury of the Company and (iii) 6,879,596 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options, warrants, convertible securities or other agreements or rights obligating Parent to issue shares of Parent Common Stock. As of the date of this Agreement, (A) 4,090,713 shares of Parent Series A Preferred Stock are issued and outstanding, (B) 143,427 shares of Parent Series B Preferred Stock are issued and outstanding, and (C) 477,500 shares of Parent Series C Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(e) set forth the number of shares of Parent Common Stock into which each share of Parent is convertible. There are no other shares of the Company preferred stock outstanding. As of the date hereof, the outstanding shares of the Parent Common Stock, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock are owned as set forth in Schedule 3.2(e). Except as set forth in Schedule 3.2(e) or as contemplated by this Agreement, there are no outstanding options, warrants, convertible securities or other agreements or rights obligating Parent or Merger to issue shares of Capital Stock of Parent or Merger Sub. Except as set forth in
Schedule 3.2(e) or as contemplated by this Agreement, there are no outstanding obligations to repurchase, redeem or otherwise acquire any share of Capital Stock of Parent or Merger Sub. Except as set forth in Schedule 3.2(e) or as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements to which Parent or Merger Sub is a party, or of which Parent is aware, that relates to the voting, registration or disposition of any securities of Parent or Merger Sub.

                  (ii) The authorized Capital Stock of Merger Sub consists solely of 900 shares of common stock, $.001 par value per share, of which 100 shares are issued and outstanding and owned of record and beneficially by Parent, and 100 shares of preferred stock, $.001 par value per share, none of which shares are issued and outstanding. The outstanding shares of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and free of any Encumbrance.

                  (iii) Since January 1, 2002, all of the securities offered, sold or issued by Parent (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or "blue sky" laws, except where such any noncompliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (ii) were not offered, sold or issued in violation of any preemptive right, right of first refusal, right of first offer and (iii) are not subject to a right of rescission, except where such right has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (iv) Upon consummation of the Restructure and the Equity Offering and immediately prior to the Effective Time, the authorized Capital Stock of Parent will consist of 53,592,444 shares of Parent Series B Preferred Stock and 19,714.29 shares of Parent Common Stock. After the Restructure and Equity Offering and immediately prior to the Effective Time, 53,592,144 shares of Parent Series B Preferred Stock and 19,714.29 shares of Parent Common Stock will be issued and outstanding, and all of which will be duly authorized, validly issued, fully paid and nonassessable. There will be outstanding options and warrants to purchase that number of shares of Parent Common Stock set forth on Schedule 3.2(e), and a total of 6,200,000 shares of Parent Common reserved for issuance under the Parent Stock Plan at the Effective Time (including the shares of Parent Common Stock subject to outstanding options or restricted stock grants). Other than the foregoing, except as set forth on Schedule 3.2(e), there will be no other shares of Parent Capital Stock or securities convertible or exercisable into Parent Capital Stock outstanding immediately prior to the Effective Time. The Restructure and the Equity Offering was consummated in all material respects in accordance with all applicable laws and regulations; provided, however, no representation or warranty is made with respect to any written information about the Company provided by the Company or its advisors to Parent for specific inclusion in the confidential private placement memorandum to be used in connection with the Equity Offering or with respect to the actions of the Placement Agent in connection with the Equity Offering. No document, certificate or other material prepared by Parent, its Affiliates or employees or advisors in connection with the Restructure or Equity Offering contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; provided, however, no representation or warranty is given by Parent or Merger Sub with respect to any written information about the Company provided by the Company or its advisors to Parent for specific inclusion in the confidential private placement memorandum to be used in connection with the Equity Offering.

         (f) SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Parent Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial positions and the consolidated results of operations and consolidated cash flows of Parent and its consolidated Parent Subsidiaries as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

         (g) No Contingent Liabilities. Parent and the Parent Subsidiaries shall have no material liabilities or obligations, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, determined or determinable in amount or otherwise, and to the Knowledge of the Parent and Merger Sub, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a material liability or obligation, except as and to the extent (i) recorded or reserved against in the

Parent's most recent consolidated Balance Sheet as of September 30, 2003 and filed with the SEC, (ii) incurred in the ordinary course of business since such balance sheet date, (iii) incurred to consummate the transactions contemplated by this Agreement and in accordance with the respective terms described herein or (iv) set forth in Schedule 3.2(g).

         (h) Litigation. Except as set forth on Schedule 3.2(h) or as disclosed in the Parent SEC Documents, there is no action, suit, investigation or proceeding (or, to the Knowledge of Parent or Merger Sub any basis therefor) pending against, or to the Knowledge of Parent or Merger Sub threatened, against or affecting Parent or any Parent Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official.

         (i) Advisory Fees. Except as set forth in Section 4.6, there is no investment banker, broker, finder or other advisor which has been retained by, or is authorized by Parent or Merger Sub to act on its or their behalf, who might be entitled to any fee or commission from Company, Parent, Merger Sub or any of their respective Affiliates upon consummation of this Merger.

         (j) Valid Issuance of Parent Securities. Each of the shares of Parent Common Stock to be issued to the Company Shareholders pursuant to the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances, not subject to any preemptive rights or rights of first refusal, and issued in compliance with applicable laws. Parent has duly and validly reserved sufficient shares of Parent Common Stock to permit the grants of awards under the Parent Stock Plan and the Executive Employment Agreements described in Section 5.1(j).

         (k) Assets; Absence of Liens and Encumbrances. Except as set forth in
Schedule 3.2(k), Parent and each Parent Subsidiary owns, leases or has the legal right to use all of the properties and assets, including, without limitation, real property and personal property used in the conduct of the business of Parent or such Parent Subsidiary or otherwise owned, leased or used by Parent or any Parent Subsidiary (all such properties and assets being the "Parent Assets"). Parent and each Parent Subsidiary has good and indefeasible title to, or, in the case of leased or subleased Parent Assets, valid and subsisting leasehold interests in, all the Parent Assets, free and clear of all Encumbrances (except Permitted Encumbrances). The equipment of Parent and the Parent Subsidiaries used in the operations of their respective businesses is, taken as a whole, in good repair and operating condition (subject to normal maintenance requirements and ordinary wear and tear excepted).

         (l) Taxes. Except as disclosed on Schedule 3.2(l), the Parent has timely filed, or caused to be filed, all tax returns required to be filed by it or any Parent Subsidiary. Parent and the Parent Subsidiaries have paid in a timely fashion all taxes required to be paid in respect of the periods covered by such returns, and the books and the consolidated financial statements of the Parent reflect, or will reflect, adequate reserves for all taxes payable by the Parent or any consolidated Parent Subsidiary which have been accrued but are not yet due. Neither the Parent nor any Parent Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary. Parent is not aware of any facts which would constitute the basis for the proposal or assertion of any such deficiency and there is no action, suit, proceeding, audit or claim now pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, asserting any deficiency in the payment of taxes. All taxes which either Parent or any Parent Subsidiary are required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever. Neither the Parent nor any member of any affiliated or combined group of which the Parent is or has been a member has granted any extension or waiver of the limitation period applicable to any tax returns. There are no Encumbrances (except Permitted Encumbrances) for taxes upon the assets of the Parent or any Parent Subsidiary. There are no tax sharing or tax allocation agreements to which the Parent or any Parent Subsidiary is now or ever has been a party. Neither Parent nor any Parent Subsidiary will be required under Section 481(c) of the Code, to include any material adjustment in taxable income for any period subsequent to the Merger. Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Parent) and (ii) has any liability for the taxes of any Person (other than the Parent or the consolidated Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         (m) Compliance with Laws. The Parent and the Parent Subsidiaries are, and have been, in compliance with any applicable provisions of any laws, statues, ordinances or regulations, except where such any noncompliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Parent and the Parent Subsidiaries have all material licenses, permits, certificates and authorizations needed or required for the conduct of their respective businesses as presently conducted and for the use of their respective properties and premises occupied by them.

         (n) Conflicting Interests. Except as set forth on Schedule 3.2(n) or as disclosed in the Parent SEC Documents filed since January 1, 2003, no director, officer or employee of the Parent nor relative or Affiliate of any of the foregoing (i) sells or purchases goods or services from Parent or any Parent Subsidiary or has any pecuniary interest in any supplier or client of any of the foregoing or in any other business enterprise with which Parent or any Parent Subsidiary conducts business or with which any of the foregoing is in competition, or (ii) is indebted to the Parent or any Parent Subsidiary, except for money borrowed and as set forth on the Parent consolidated Financial Statements.

         (o) Absence of Certain Changes or Events. Except as and to the extent set forth on the Parent consolidated Financial Statements, to the extent contemplated by or disclosed in this Agreement, or as set forth on Schedule 3.2(o), since September 30, 2003, Parent has conducted its business and the business of the Parent Subsidiaries only in the ordinary course of business and, to the Knowledge of the Parent, there has not been any event, occurrence, development or circumstance which has had or could reasonably be expected to have a Material Adverse Effect on the Company.

         (p) Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement has not engaged in other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities, except pursuant to this Agreement and, except for a subscription agreement pursuant to which all of its authorized Capital Stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

         (q) Statements And Other Documents Not Misleading. This Agreement, including all exhibits and schedules does not contain and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated in order to make such statement, information, document or other instruments, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                            AGREEMENTS OF THE PARTIES

         4.1 FINANCIAL STATEMENTS.

         The Company shall cooperate with the Parent following the Closing so that within sixty (60) days of the Closing, Parent shall cause to be prepared an audit of the Company Financial Statements of the Company prepared in compliance with generally accepted accounting principles, consistently applied, and in accordance with all applicable SEC rules and regulations.

         4.2 LOCK-UP AGREEMENTS.

         (a) Company Shareholders; New Management. In addition to any prohibition on transfers or sales under applicable federal and state securities laws, (i) each of the Company Shareholders, and (ii) each of William E. Transier, John N. Seitz, Michael D. Cochran, Bruce H. Stover, and Ronald A. Bain, who shall comprise the new management team immediately after the Effective Time, shall execute at Closing lock-up agreements in substantially the form attached as Exhibit 4.2(a) pursuant to which they would agree not to sell, transfer or encumber or otherwise dispose of the shares of Parent of Common Stock held by them as of the Effective Time for a period of 12 months after the Closing.

         (b) In addition to any prohibition on transfers or sales under applicable federal and state securities laws, (i) each shareholder of Parent who is set forth on Schedule 4.2(b) and (ii) Stephen P. Harrington, shall execute at Closing lock-up agreements in substantially the form attached as Exhibit 4.2(b) pursuant to which they agree not to sell, transfer or encumber or otherwise dispose of specified percentages of shares of Parent Common Stock held by them as of the Effective Time for a period expiring on the earlier of (1) registration with the SEC of the resale of the shares of Common Stock to be issued in the Equity Offering or (2) 12 months after the Closing.

         4.3 PROHIBITION ON TRADING IN PARENT STOCK.

         Company acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States securities laws, and that the United States securities laws prohibit any Person who has received material non-public information relating to the Parent from purchasing or selling the securities of the Parent, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of the Parent. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, Company shall not purchase or sell any securities of the Parent, or communicate such information to any other Person.

         4.4 PARENT BOARD OF DIRECTORS AND OFFICERS.

         As of Closing, Parent shall have taken all necessary action to (i) fix the number of the members of the board of directors to four and obtain the resignations of Stephen P. Harrington, Thomas Michael Curran, Gary Krupp and Humbert B. Powell, III as directors of Parent, and appoint William L. Transier, John N. Seitz (the "Company Designees"), together with the two remaining Parent directors, John B. Connally, III and Joseph F. Fioravanti, to serve as the four directors of Parent, effective as of the Closing, and (ii) obtain the resignation of Stephen P. Harrington as the President, Treasurer and Secretary of Parent and all other officers of the Parent, and appoint William L. Transier as Co-Chief Executive Officer and Secretary, and John N. Seitz as Co-Chief Executive Officer, Michael D. Cochran, as Executive Vice President Exploration, Bruce H. Stover, as Executive Vice President Operations and Business Development and Ronald A. Bain, as Vice President Geosciences as the executive officers of Parent, effective as of the Effective Time. As soon as commercially practicable after the execution of this Agreement Parent shall comply with and immediately take all actions, if any, required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 4.4. In addition, Parent shall have caused the resignation of the officers and directors or similar positions of any Parent Subsidiary (other than Knox-Miss Partners, L.P.) requested by the Company.

         4.5 ACKNOWLEDGMENT OF APPROVALS; WRITTEN CONSENT OF PARENT.

         By virtue of its signature to this Agreement, Parent acknowledges its approval of this Agreement and its consent to the consummation of the transactions identified herein and, with respect to Parent, shall constitute its approval of the Merger and this Agreement by written consent in accordance with the DGCL on and as of the date hereof with respect to all of the Merger Sub Capital Stock owned by Parent as of the date hereof.

         4.6 ADVISORY FEE.

         At the Closing, Parent shall pay an advisory fee to HMA Advisors, Inc. consisting of 375,000 shares of Parent Common Stock.

         4.7 PLAN OF REORGANIZATION.

         This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation nor Parent shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                                    ARTICLE V

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         5.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

         The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (if permissible) at or prior to Closing of each of the following conditions:

         (a) Trident Growth Fund, L.P. ("Trident") shall receive (i) an aggregate of not more than 375,000 shares of Parent Common Stock in full satisfaction and release of all amounts, liabilities and obligations due and owing by Parent to Trident under that certain First Amended Loan Agreement between Parent and Trident, the First Amended Security Agreement between Parent and Trident and the 6% Secured Convertible Promissory Note in the principal amount of $600,000, all dated July 29, 2003 (collectively, the "Trident 2003 Loan Documents"), and (ii) $1,500,000 cash, payable in good funds, in full satisfaction and release of all amounts, liabilities and obligations due and owing by Parent to Trident under that certain Loan Agreement between Parent and Trident, the Security Agreement between Parent and Trident and the 12% Secured Convertible Promissory Note in the principal amount of $1,500,000, all dated April 5, 2002 (the "Trident 2002 Loan Documents," and together with the Trident 2003 Loan Documents, the "Trident Loan Documents"). In connection with the foregoing, Trident shall deliver and surrender to Parent (i) the original promissory notes issued by Parent in connection with the Trident Loan Documents,
(ii) a release of Parent from any and all obligations under the Trident Loan Documents, and (iii) any other documentation necessary to facilitate the termination and release of all Encumbrances on any asset of Parent;

         (b) Michael P. Marcus ("Marcus") shall convert the full $1,550,000 principal amount due under the 12% convertible promissory notes issued by Parent to Marcus, dated October 18 and 30, 2002, and all accrued interest due thereunder, into an aggregate of not more than 1,026,624 shares of Parent Common Stock. In connection with the foregoing, Marcus shall deliver and surrender to Parent (i) the original promissory notes issued by Parent in connection with the underlying loan documents, (ii) a release of Parent from any and all obligations under the underlying loan documents, and (iii) any other documentation necessary to facilitate the termination and release of all Liens on any asset of Parent;

         (c) The holders of all of Parent's outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") shall enter into an agreement with the Company, pursuant to which, on or prior to Closing, they will convert their shares of Series C Preferred Stock into an aggregate of not more than 2,808,824 shares of Parent Common Stock, waive certain registration rights and other rights of such holders under such agreements and in connection with such conversion obtain from such holders a general release of Parent and its Affiliates from any and all pre-Closing claims;

         (d) Parent shall purchase from the holders of all of Parent's outstanding shares of Series A Convertible Preferred Stock and Series B Preferred Stock not owned by Lancer Offshore, Inc., Michael Laurer or their respective Affiliates (the "Non-Lancer/Laurer Series B Preferred Stock"), all of the shares of Series A Preferred Stock and Non-Lancer/Laurer Series B Preferred Stock in exchange for certain non-core assets of Parent set forth on Schedule 5.1(d), and in connection therewith provide a general release of Parent and its Affiliates from any and all pre-Closing claims;

         (e) RAM Trading, Ltd., a Cayman Islands exempt company and stockholder of Parent ("RAM"), shall have purchased (i) an aggregate of 13,347,672 shares of Parent Common Stock and 103,500.7 shares of Parent Series B Preferred Stock owned by Lancer Offshore, Inc., a British Virgin Islands company, and (ii) 750,000 shares of Parent Common Stock owned by Lancer Partners, L.P., a Connecticut limited partnership, and such purchase shall be approved by a final non-appealable order of the United States Bankruptcy Court for the District of Connecticut, Case No. 03-50942 (AHWS), and the United States District Court for the Southern District Court for the Southern District of Florida, Docket No. 03-CV-80612. Thereafter, Parent shall have purchased from RAM the foregoing shares of Parent Capital Stock referred to in clauses (i) and (ii) above, at an aggregate purchase price of not more than $5,330,948 and Parent will grant Lancer Offshore, Inc. the same registration rights granted to the investors in the Equity Offering;

         (f) Parent shall purchase the limited partnership interest in Knox-Miss Partners, L.P. held by RAM Trading, Inc. in exchange for an aggregate of not more than 835,000 shares of Parent Common Stock;

         (g) Parent shall have effected an amendment to its (i) Certificate of Designation of Series A Preferred Stock (the "Series A Designation"), (ii) Certificate of Designation of Series B Preferred Stock (the "Series B Designation"), and (iii) Certificate of Designation of Series C Preferred Stock (the "Series C Designation") substantially in the forms attached hereto as
Exhibit 5.1(g)(i), Exhibit 5.1(g)(ii), and Exhibit 5.1(g)(iii), respectively;

         (h) Parent shall have entered into new Registration Rights Agreement substantially in the form attached hereto as Exhibit 5.1(h) with each of the persons set forth on the schedule attached thereto, which agreement shall provide a general release of Parent and its Affiliates from any and all pre-Closing claims;

         (i) Parent shall complete a private offering of Parent Common Stock, at a purchase price of $2.00 per share, solely to persons it reasonably believes to be accredited investors pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, resulting in gross proceeds of at least $45,000,000 (the "Equity Offering");

         (j) Parent shall have entered into employment agreements with each of William L. Transier and John N. Seitz in substantially the form attached hereto as Exhibit 5.1(f) (the "Executive Employment Agreements");

         (k) Parent shall adopt, subject to Parent shareholder approval, an incentive stock plan providing for the issuance of options shares of restricted stock and other equity-based awards with available shares under such plan of ("Parent Plan Options") of 6,200,000 shares of Parent Common Stock, which plan shall be in substantially the Form attached hereto as Exhibit 5.1(k);

         (l) The Persons described in Section 4.2 shall have executed and delivered to Parent the Lock-Up Agreements as set forth in Section 4.2;

         (m) No domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent which is then in effect and has the effect of making the Closing illegal or otherwise prohibiting consummation of the Closing; provided, that the parties use reasonable commercial efforts to challenge any decree, judgment or injunction or other order that is not final and non-applicable, but in no event will any party be required to expend in excess of $10,000 with respect to such challenge; and

         (n) Other than those set forth on Schedule 3.2(h), there shall not be pending, instituted or threatened by any Person or Governmental Authority any suit, action, investigation or proceeding seeking to (i) alter, prevent, materially delay, restrain or prohibit the consummation of the Merger, the Equity Offering or the other transactions contemplated by this Agreement, (ii) obtain from Parent (or any Parent Subsidiary) or the Company or any Parent Subsidiary any damages that would have, or could reasonably be expected to have, a Material Adverse Effect on Parent or the Company, as applicable, or (iii) seeking to prohibit or limit the ownership or operation by Parent (or any Parent Subsidiary) or the Company of its businesses or assets in a manner that would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Company, as applicable.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to consummate the Merger and the other transactions contemplated to be consummated by it at the Closing are subject to the satisfaction (or, if permissible, waiver by the Company) at or prior to the Closing (or at such other time prior thereto as may be expressly provided in this Agreement) of each of the following conditions:

         (a) The representations and warranties of Parent and Merger Sub set out in this Agreement shall be true and correct in all material respects (or, if any such representation or warranty is expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all respects) as of the date hereof;

         (b) Parent and Merger Sub shall have complied in a timely manner and in all material respects with the respective agreements set out in this Agreement;

         (c) Each of the deliveries in Section 2.2 and 2.3 (as applicable to Parent and Merger Sub);

         (d) The composition of board of directors and officers of Parent shall be as set forth in Section 4.4; and

         (e) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required to be obtained by Parent or Merger Sub under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured.

         5.3 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB.

         The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated to be consummated by them at the Closing are subject to the satisfaction (or, if permissible, waiver by Parent and Merger
Sub) at or prior to the Closing (or at such other time prior thereto as may be expressly provided in this Agreement) of each of the following conditions:

         (a) The representations and warranties of the Company set out in this Agreement shall be true and correct in all material respects (or, if any such representation or warranty is expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all respects) as of the date hereof;

         (b) Company shall have complied in a timely manner and in all material respects with its agreements set out in this Agreement;

         (c) Each of the deliveries in Section 2.1 and 2.3 (as applicable to the Company); and

         (d) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required to be obtained by the Company under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured.

                                   ARTICLE VI

                                    SURVIVAL

         6.1 NATURE OF STATEMENTS.

         All, but only those, statements contained in this Agreement or any Schedule or certificate delivered by or on behalf of a party under this Agreement shall be deemed representations and warranties made by that Party in connection with the transactions contemplated by this Agreement.

         6.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties made by the Company in Section 3.1, and the representations and warranties made by Parent and Merger Sub in Section 3.2, shall not survive, and shall terminate upon, the Closing.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 NOTICES.

         All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the second Business Day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

If to the Company or Shareholder:          with a copy to:
---------------------------------          --------------
NSNV, Inc.                                 Porter & Hedges, L.L.P.
1001 Fannin Street, 17th Floor             700 Louisiana, Suite 3500
Houston, Texas 77010                       Houston, Texas  77002
Attention:  William L. Transier            Attention:  Chris A. Ferazzi
Fax: (713) 307-8793                        Fax: (713) 226-0226

If to Parent:                              with a copy to:
------------                               --------------

Continental Southern Resources, Inc.       Spector Gadon & Rosen, P.C.
111 Presidential Boulevard                 1635 Market Street, 7th Floor
Suite 158A                                 Philadelphia, PA  19103
Bala Cynwyd, PA 19004                      Attention: Vincent A. Vietti, Esquire
Attention:  Chief Executive Officer        Fax: (215) 241-8844
Fax:  (610) 771-0682

If to Merger Sub:                          with a copy to:
----------------                           --------------

CSOR Acquisition Corp.                     Spector Gadon & Rosen, P.C.
c/o Continental Southern Resources, Inc.   1635 Market Street, 7th Floor
111 Presidential Boulevard                 Philadelphia, PA  19103
Suite 158A                                 Attention: Vincent A. Vietti, Esquire
Bala Cynwyd, PA 19004                      Fax: (215) 241-8844
Attention:  Chief Executive Officer
Fax:  610-771-0682

         7.2 AGREEMENT; ASSIGNMENT.

         This Agreement, including all Exhibits and Schedules hereto, constitutes the entire Agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

         7.3 BINDING EFFECT; BENEFIT.

         This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any Person other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         7.4 HEADINGS.

         The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         7.5 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         7.6 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the Nevada Business Corporation Act shall apply to the internal corporate governance of the Parent, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         7.7 ARBITRATION.

         If a dispute arises as to the interpretation of this Agreement, it shall be decided finally in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in Philadelphia, Pennsylvania. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

         7.8 SEVERABILITY.

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7.9 EXPENSES.

         Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses and shall be paid promptly after the Closing.

         7.10 AMENDMENT AND MODIFICATION. This Agreement may be amended by written agreement of the Parent, Merger Sub and the Company.

         7.11 CERTAIN DEFINITIONS.

         As used herein:

         (a) "Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

         (b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of Philadelphia, Pennsylvania;

         (c) "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents of corporate stock and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person;

         (d) Company IP Agreements" means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, (c) agreements between Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Company Intellectual Property;

         (e) "Company Shareholders" are the Persons identified on Schedule 3.1(d) that together own beneficially and of record all of the Company Shares.

         (f) "Company Software" means all Software (a) material to the operation of the business of the Company or (b) manufactured, distributed, sold, licensed or marketed by the Company;

         (g) "Copyrights" means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith;

         (h) "Encumbrances" shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future;

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

         (j) "Intellectual Property" means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, (e) Software, and (f) Seismic Data.

         (k) "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter;

         (l) "Licensed Intellectual Property" means Intellectual Property licensed to the Company or its Subsidiaries pursuant to the Company IP Agreements or the PGS Agreements;

         (m) "Material Adverse Effect" shall mean any adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operation of the relevant party and its Subsidiaries, if any, which is material to such party and its Subsidiaries, if any, taken as a whole;

         (n) "Patents" means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions;

         (o) "Permitted Encumbrance" means, with respect to any Person, (a) mechanics' Encumbrance, workmen's Encumbrance, carriers' Encumbrance, repairmen's Encumbrance, landlord's Encumbrance or other like Encumbrance arising or incurred in the ordinary course of business, (b) statutory landlord Encumbrance and statutory Encumbrance for Taxes, assessments and other similar governmental charges that are not overdue, (c) Encumbrances incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the Person's business and in the ordinary course of business by such Person, (d) Encumbrances that arise under zoning, land use and other similar imperfections of title that arise in the ordinary course of business and (e) immaterial Encumbrances that, in the aggregate, would not reasonably be expected to materially affect the value, use or marketability of the property subject thereto.

         (p) "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

         (q) "Restructure" means collectively the transactions contemplated by Sections 5.1(a) through (h) (inclusive).

         (r) "Rights" shall mean any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any shares;

         (s) "Software" means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations;

         (t) "Subsidiaries" means, with respect to any Person, (a) a corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of directors of such corporation is at the time owned by such Person, directly or indirectly through subsidiaries, and
(b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through subsidiaries, is either a general partner, has 50% or greater equity interest at the time or otherwise owns a controlling interest.

         (u) "Trade Secrets" means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof; and

         (v) "Trademarks" means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.






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

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                    CONTINENTAL SOUTHERN RESOURCES, INC.


                                    By: /s/ STEPHEN P. HARRINGTON
                                        ----------------------------------------
                                        Stephen P. Harrington,
                                        President


                                    CSOR ACQUISITION CORP.


                                    By: /s/ STEPHEN P. HARRINGTON
                                        ----------------------------------------
                                        Stephen P. Harrington,
                                        President


                                    NSNV, INC.


                                    By: /s/ WILLIAM L. TRANSIER
                                       -----------------------------------------
                                       William L. Transier,
                                       Co-Chief Executive Officer


                                       32